UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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CPI AEROSTRUCTURES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CPI AEROSTRUCTURES, INC.
91 Heartland Blvd.
Edgewood, New York 11717
(631) 586-5200

Notice of Annual Meeting of Shareholders
to be held on June 12, 2012

To the Shareholders of CPI Aerostructures, Inc.:

You are cordially invited to attend the annual meeting of shareholders of CPI Aerostructures, Inc. to be held at the offices of Graubard Miller, our general counsel, located at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174, on Tuesday, June 12, 2012, at 9:00 a.m., to consider and act upon the following matters:

(1)	To elect two Class II directors to serve for the ensuing three-year period until their successors are elected and qualified;
(2)	To approve, on an advisory basis, the executive compensation of our named executive officers;
(3)	To select, on an advisory basis, the frequency with which we will hold an advisory shareholder vote to approve executive compensation;
(4)	To ratify the appointment of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and
(5)	To transact such other business as may properly come before the meeting and any and all postponements or adjournments thereof.

Only shareholders of record at the close of business on April 23, 2012 will be entitled to notice of, and to vote at, the meeting and any postponements or adjournments thereof.

You are urged to read the attached proxy statement, which contains information relevant to the actions to be taken at the meeting. Whether or not you expect to attend the meeting, you are requested to date, sign and return the accompanying form of proxy in the enclosed addressed, postage-prepaid envelope. Returning a proxy will not affect your right to vote in person if you attend the meeting. You may revoke your proxy if you so desire at any time before it is voted. We would greatly appreciate the prompt return of your proxy as this will assist us in preparing for the meeting.

By Order of the Board of Directors
Vincent Palazzolo, Secretary

Edgewood, New York
May 9, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 12, 2012

Our 2012 proxy statement and our annual report for the fiscal year ended December 31, 2011 are available at http://www.cpiaero.com/ir.php under “Annual Reports” and “Proxy”.

PROXY STATEMENT

Annual Meeting of Shareholders
to be held on June 12, 2012

This proxy statement and the accompanying form of proxy is furnished to shareholders of CPI Aerostructures, Inc. in connection with the solicitation of proxies by our board of directors for use in voting at our annual meeting of shareholders to be held at the offices of Graubard Miller, our general counsel, located at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174, on Tuesday, June 12, 2012, at 9:00 a.m., and at any and all postponements or adjournments.

This proxy statement, the accompanying notice of annual meeting of shareholders, the proxy and the annual report to shareholders for the year ended December 31, 2011 are being mailed on or about May 9, 2012 to shareholders of record on April 23, 2012. We are bearing all costs of this solicitation.

What matters am I voting on?

You are being asked to vote on the following matters:

(1)	To elect two Class II directors to serve for the ensuing three-year period until their successors are elected and qualified;
(2)	To approve, on an advisory basis, the executive compensation of our named executive officers; and
(3)	To select, on an advisory basis, the frequency with which we will hold an advisory shareholder vote to approve executive compensation of our named executive officers; and
(4)	To ratify the appointment of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and
(5)	Any other business that may properly come before the meeting and any and all postponements or adjournments.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 23, 2012, the record date, are entitled to vote at the meeting. As of the record date, we had issued and outstanding 7,007,719 shares of common stock, our only class of voting securities outstanding. Each holder of our common stock is entitled to one vote for each share held on the record date.

What is the effect of giving a proxy?

Proxies in the form enclosed are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. If you sign and return the proxy in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by our board of directors will vote your shares at the meeting as specified in your proxy.

If you sign and return your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted FOR the election of the Class II director nominees (Proposal 1), FOR the approval of executive compensation (Proposal 2), for holding executive compensation approval votes every 3 YEARS (Proposal 3) and FOR the ratification of the appointment of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal 4).

If you give your proxy, your shares also will be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting and any postponements or adjournments. If any other matters are properly brought before the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

May I change my vote after I return my proxy card?

You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary;
•	voting in person at the meeting; or
•	delivering another proxy bearing a later date.

Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present at the meeting for the meeting to be properly held under our bylaws and New York law. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“shareholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either shareholder withholding or broker non-vote will not be considered shares present and entitled to vote on that matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum if the shares are being voted with respect to any matter at the meeting. If the proxy indicates that the shares are not being voted on any matter at the meeting, the shares will not be counted for purposes of determining the presence of a quorum. Abstentions are voted neither “for” nor “against” a matter, but are counted in the determination of a quorum.

How many votes are needed for approval of each matter?

The election of a director.  The election of a director requires a plurality vote of the votes cast at the meeting. “Plurality” means that the individual who receives the largest number of votes cast “FOR” is elected as director. Consequently, any shares not voted “FOR” such nominee, whether as a result of a direction of the shareholder to withhold authority, abstentions or a broker non-vote, will not be counted in the nominee’s favor.

Approval of executive compensation (“Say on Pay”).  The results of the Say on Pay vote are advisory and non-binding on our board of directors. A vote “FOR” the Say on Pay proposal by a majority of the votes cast at the meeting with respect to such proposal will constitute the shareholders’ non-binding approval of our current executive compensation and related policies and procedures. Abstentions and broker non-votes will not be counted in determining the number of votes required for a majority and will therefore have no effect on the outcome.

Frequency of Say on Pay votes.  Like the Say on Pay vote, the vote regarding the frequency with which we should hold future Say on Pay votes is advisory and non-binding on our board of directors. The option — every one, two or three years — which receives a plurality of the votes cast at the meeting with respect to such proposal will constitute the shareholders’ non-binding selection with respect to the frequency of future Say on Pay votes. Abstentions and broker non-votes will not be counted in favor of any option.

Ratification of accounting firm.  The ratification of the appointment of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 must be approved by a majority of the votes cast at the meeting with respect to the proposal. Abstentions and broker non-votes will not be counted in determining the number of votes required for a majority and will therefore have no effect on the outcome.

How do I vote?

You may vote your shares in one of two ways: by mail or in person at the meeting. The prompt return of the completed proxy card will assist us in preparing for the meeting. Date, sign and return the accompanying proxy in the postage-prepaid envelope enclosed for that purpose. You can specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you.

If your shares are held in a stock brokerage account or by a bank or other financial institution, you must vote your shares in the manner prescribed by your broker, bank or nominee. If you hold your shares through a broker, bank, or other financial institution, your broker will not be permitted to vote on your behalf in the election of our Class II directors, in the approval of executive compensation or in the selection of the frequency with which we hold executive compensation approval votes without your voting instructions. Please communicate your voting instructions to your broker, bank, or other financial institution before the meeting so that your vote will be counted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table and accompanying footnotes set forth certain information as of April 23, 2012 with respect to the ownership of our common shares by:

•	each person or group who beneficially owns more than 5% of our common shares;
•	each of our directors;
•	our chief executive officer, chief financial officer and chief operating officer, our only executive officers (collectively, our “Named Executive Officers”); and
•	all of our directors and executive officers as a group.

A person is deemed to be the beneficial owner of securities that can be acquired by the person within 60 days from the record date upon the exercise of options or warrants. Accordingly, common shares issuable upon exercise of options and warrants that are currently exercisable or exercisable within 60 days of April 23, 2012 have been included in the table with respect to the beneficial ownership of the person owning the options or warrants, but not with respect to any other persons.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)		Percent of Class(3)
Edward J. Fred	371,339	(4)	5.21%
Vincent Palazzolo	91,995	(5)	1.30%
Douglas McCrosson	78,209	(6)	1.10%
Walter Paulick	66,319	(7)	*
Kenneth McSweeney	79,949	(8)	1.13%
Harvey J. Bazaar	137,689	(9)	1.93%
Eric Rosenfeld c/o Crescendo Partners 777 Third Avenue, 37th Floor New York, NY 10017	1,160,882	(10)	16.20%
Rutabaga Capital Management 64 Broad Street, 3rd Floor Boston, MA 02109	670,274	(11)	9.56%
All directors and executive officers as a group (seven persons)	1,986,382	(12)	26.07%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following persons is c/o CPI Aerostructures, Inc., 91 Heartland Blvd., Edgewood, New York 11717.
(2)	Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them, subject to community property laws, where applicable.
(3)	As of April 23, 2012, there were 7,007,719 shares currently issued and outstanding. Each person beneficially owns a percentage of our outstanding common shares equal to a fraction, the numerator of which is the number of common shares held by such person plus the number of common shares that such person can acquire within 60 days of April 23, 2012 upon the exercise or conversion of options, warrants or convertible securities and the denominator of which is 7,007,719 (the number of common shares currently outstanding) plus the number of shares such person can so acquire during such 60-day period.
(4)	Includes 100,000 common shares that Mr. Fred has the right to acquire upon exercise of options and includes 162,864 common shares pledged as security in a margin account.
(5)	Includes 75,000 common shares that Mr. Palazzolo has the right to acquire upon exercise of options.
(6)	Includes 75,000 common shares that Mr. McCrosson has the right to acquire upon exercise of options.

(7)	Includes 45,640 common shares that Mr. Paulick has the right to acquire upon exercise of options.
(8)	Includes 45,640 common shares that Mr. McSweeney has the right to acquire upon exercise of options.
(9)	Includes 112,689 common shares that Mr. Bazaar has the right to acquire upon exercise of options.
(10)	Represents (a) 75,000 common shares owned individually, (b) 46,000 common shares owned as joint tenants by Mr. Rosenfeld and his wife, (c) 883,334 shares held by Crescendo Partners II, L.P. Series L (“Crescendo Partners II”) and (d) 156,548 common shares that Mr. Rosenfeld has the right to acquire upon exercise of options. Mr. Rosenfeld is the senior managing member of the sole general partner of Crescendo Partners II. Mr. Rosenfeld disclaims beneficial ownership of the shares held by Crescendo Partners II, except to the extent of his pecuniary interest therein.
(11)	The information with respect to Rutabaga Capital Management is derived from an Amendment to Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2012.
(12)	Includes an aggregate of 610,517 common shares that Messrs. Fred, Palazzolo, McCrosson, Paulick, McSweeney, Bazaar and Rosenfeld have the right to acquire upon exercise of outstanding options.

PROPOSAL 1 — ELECTION OF CLASS II DIRECTORS

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of our Class III director, consisting of Edward J. Fred, will expire at our annual meeting in 2013. The term of office of our Class I directors, Kenneth McSweeney and Harvey J. Bazaar, will expire at our annual meeting in 2014. The term of office of our Class II directors, consisting of Walter Paulick and Eric Rosenfeld, will expire at this year’s annual meeting.

Information About Directors, Nominees, Executive Officers and Significant Employees

Our directors and executive officers are as follows:

Name	Age	Position
Eric Rosenfeld(1)(2)(4)	54	Chairman of the Board of Directors (non-executive)
Edward J. Fred(1)	53	Chief Executive Officer, President and Director
Vincent Palazzolo	48	Chief Financial Officer
Douglas McCrosson	49	Chief Operating Officer
Walter Paulick(2)(3)(4)	65	Director
Kenneth McSweeney(2)(3)(4)	80	Director
Harvey J. Bazaar(3)	71	Director

(1)	Member of strategic planning committee.
(2)	Member of compensation committee.
(3)	Member of audit committee.
(4)	Member of nominating and corporate governance committee.

Our board of directors believes that it is necessary for each of our directors to possess qualities, attributes and skills that contribute to a diversity of views and perspectives among the directors and enhance the overall effectiveness of the board. As described on page 12 under “Nominating and Corporate Governance Committee Information — Guidelines for Selecting Director Nominees”, our nominating and corporate governance committee considers all factors it deems relevant when evaluating prospective candidates or current board members for nomination to our board of directors, as prescribed in the committee’s written charter and established guidelines and the Company’s corporate governance guidelines. All of our directors bring to the board leadership experience derived from past service. They also all bring a diversity of views and perspectives derived from their individual experiences working in a range of industries and occupations, which provide our board of directors, as a whole, with the skills and expertise that reflect the needs of the Company. Certain individual experiences, qualifications, and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the biographies set forth below.

Harvey J. Bazaar has been a director since December 2006 and chairman of our audit committee since April 2007. A certified public accountant, Mr. Bazaar has spent most of his career in public accounting, having retired from PricewaterhouseCoopers in 2000 as the Global and Americas Leader for the Capital Markets Group. At Coopers & Lybrand, which merged with PriceWaterhouse to form PricewaterhouseCoopers, Mr. Bazaar served on the firm’s Executive Committee and as Managing Partner of the New York City office. From September 2001 to December 2002, Mr. Bazaar served as the chief operating officer of DML Global Services, a company providing fund accounting and related services to private investment funds and other businesses. From December 2006 to August 2008, Mr. Bazaar served on the board of directors and audit committee of BKF Capital Group, Inc., an OTC Bulletin Board company, and served as its president and chief executive officer from November 2007 to August 2008. Beginning in July 2009, Mr. Bazaar began serving on the board of directors of various insurance entities that are part of the QBE Americas Group and in November 2009 was named chairman of the Audit and Risk Committee of these entities. Mr. Bazaar holds a Bachelor of Science Degree from Kent State University and is a member of the board of trustees of the Kent State University Foundation. Mr. Bazaar brings to our board of directors an in-depth understanding of generally accepted accounting principles, financial statements and SEC reporting requirements as well as an extensive and diverse general business knowledge.

Edward J. Fred has been an officer of the Company since February 1995 and a director since January 1999. He was our controller from February 1995 to April 1998, when he was appointed chief financial officer, a position he held until June 2003 and then from January 2004 to May 2004. He was executive vice president from May 2000 until December 2001 and was appointed President in January 2002 and Chief Executive Officer in January 2003. For approximately ten years prior to joining the Company, Mr. Fred served in various positions for the international division of Grumman, where he last held the position of controller. Mr. Fred holds a Bachelor of Business Administration in Accounting from Dowling College and an Executive MBA from Hofstra University. Mr. Fred provides our board of directors with unique knowledge of the Company’s business, operations and management and his extensive other experience in the Company’s industry.

Douglas McCrosson has been with the Company since May 2003, serving as director of business development from May 2003 to January 2006, vice president of business development from February 2006 to January 2007, vice president of operations from February 2007 to December 2008, senior vice president of operations from December 2008 to December 2009 and Chief Operating Officer since January 2010. From 1997 to May 2003, Mr. McCrosson was corporate secretary and vice president of Frisby Technologies, Inc. From 1988 to 1997, he was employed by Frisby Aerospace, Inc. in various engineering and marketing positions. He started his professional career as a mechanical engineer at Grumman Corporation. Mr. McCrosson holds a Bachelor of Science degree in mechanical engineering from the State University of New York at Buffalo and a Master of Science degree in Management from Polytechnic University.

Kenneth McSweeney has been a director since February 1998 and chairman of our compensation committee since April 2003. Mr. McSweeney has been an independent consultant to the aerospace industry since January 1995. From 1961 to 1995, Mr. McSweeney served in various management positions for Northrop Grumman Corporation, most recently as the vice president of its Aerostructures Division and a director of business development for the Mideast and gulf coast region. Mr. McSweeney has extensive experience in aerostructures and logistics support products, as well as experience in the marketing, design, and manufacturing of aerospace products. Mr. McSweeney is a licensed professional engineer in New York State. He holds Bachelor and Master of Science degrees in Electrical Engineering from the Polytechnic Institute of Brooklyn and a Masters degree in Business Management from CW Post College. He also completed the Executive Development Program at the Cornell School of Business and Public Administration. Mr. McSweeney contributes to our board of directors his extensive professional and business experience in the Company’s industry.

Vincent Palazzolo has been our Chief Financial Officer since May 2004 and our secretary since March of 2008. From December 2003 to May 2004, he was employed by J. H. Cohn LLP as an audit partner. From 1988 through November 2003, Mr. Palazzolo was employed by Goldstein Golub Kessler LLP (“GGK”), where he was an audit partner from September 1999 through November 2003. While employed by GGK, from September 1999 to November 2003, Mr. Palazzolo also served as a managing director of American Express Tax and Business Services, Inc. Mr. Palazzolo holds a Bachelor of Business Administration in Accounting from Hofstra University, and is a certified public accountant and member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Walter Paulick has been a director since April 1992 and chairman of our nominating and corporate governance committee since March 2004. From June 2006 until April 2007, he served as chairman of our audit committee. Mr. Paulick is currently a real estate development consultant. From 1982 to November 1992, Mr. Paulick was a vice president of Parr Development Company, Inc., a real estate development company. From 1980 to 1982, Mr. Paulick was employed by Key Bank, where he last held the position of vice president. From 1971 to 1980, Mr. Paulick was a vice president of National Westminster U.S.A. Mr. Paulick holds an associate degree in Applied Science from Suffolk Community College and Bachelor of Business Administration from Dowling College. Mr. Paulick’s background in banking, real estate development and general business knowledge provides our board of directors with a diverse perspective on the Company’s industry and conducting business in our region.

Eric S. Rosenfeld has been the non-executive chairman of our board of directors since January 2005 and a director and chairman of our strategic planning committee since April 2003. Mr. Rosenfeld has been the President and Chief Executive Officer of Crescendo Partners, L.P., a New York based investment firm, since its formation in November 1998. Prior to forming Crescendo Partners, he held the position of Managing Director at CIBC Oppenheimer and its predecessor company Oppenheimer & Co., Inc. for 14 years. Mr. Rosenfeld currently serves as a director for several companies, including Cott Corporation (Lead Independent Director), the world’s largest retailer-brand soft drink company, Computer Horizons Corp. (Chairman), an information technology services company, Primoris Services Corporation, a specialty construction company and Trio Merger Corp. (Chairman), a blank-check company. Mr. Rosenfeld has also served as a director for numerous companies, including Arpeggio Acquisition Corporation and Rhapsody Acquisition Corporation, both blank check corporations that later merged with Hill International and Primoris Services Corporation, respectively, Sierra Systems Group Inc., an information technology, management consulting and systems integration firm, Emergis Inc., an electronic commerce company and Geac Computer Corporation Limited, a provider of business-critical software applications and systems. He has also been a board member at Hill International, a construction management firm, Matrikon Inc., a company that provides industrial intelligence solutions, and DALSA Corp., a digital imaging and semiconductor firm. Mr. Rosenfeld provides our board of directors with expertise in finance and financial markets and with experience derived from his service on the boards of other public and private companies.

THE BOARD RECOMMENDS THAT YOU VOTE
“FOR” EACH OF THE CLASS II DIRECTOR NOMINEES.

Independence of Directors

Our common stock is listed on the NYSE Amex LLC (“NYSE Amex”). As a result, we follow the rules of the NYSE Amex in determining whether a director is independent. The current NYSE Amex listing standards define an “independent director” generally as a person, other than an officer or employee of the Company, who does not have a relationship with the Company that would interfere with the director’s exercise of independent judgment. Our board of directors consults with our legal counsel to ensure that our board of directors’ determinations are consistent with the NYSE Amex rules and all relevant securities and other laws and regulations regarding the independence of directors. Consistent with these considerations, our board of directors has determined that Kenneth McSweeney, Walter Paulick, Harvey J. Bazaar, and Eric Rosenfeld will be independent directors of the Company for the ensuing year. The other remaining director, Edward J. Fred, is not independent because he is currently employed by us. All members of our audit, compensation and nominating and corporate governance committees are independent.

Code of Ethics

Our board of directors has adopted a written code of ethics that applies to our directors, officers and employees that is designed to deter wrongdoing and to promote ethical conduct, full, fair, accurate, timely and understandable disclosure in reports that we file or submit to the Securities and Exchange Commission and others, compliance with applicable government laws, rules and regulations, prompt internal reporting of violations of the code and accountability for adherence to the code. A copy of the code of ethics may be found on our website at www.cpiaero.com.

Board of Directors Meetings and Committees

Our board of directors held twelve meetings in 2011. All directors attended the 2011 annual shareholder meeting. Although we do not have any formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule our annual meetings so that all of our directors can attend. In addition, we expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each member of our board of directors attended all of the meetings of the board and committees thereof upon which he served during 2011, except that one director could not attend one meeting. We have standing compensation, audit, nominating and corporate governance and strategic planning committees. Copies of our committee charters are available free of charge on our website at www.cpiaero.com.

Leadership Structure

Our board of directors has determined to keep separate the positions of board chairman and principal executive officer at this time. This permits our principal executive officer to concentrate his efforts primarily on managing the Company’s business operations and development. This also allows us to maintain an independent board chairman who oversees, among other things, communications and relations between our board of directors and senior management, consideration by our board of directors of the Company’s strategies and policies and our board of director’s principal executive officer evaluation processes.

Risk Oversight

Our board of directors’ primary function is one of oversight. Our board of directors as a whole has responsibility for risk oversight and reviews management’s risk assessment and risk management policies and procedures. Our audit committee discusses with management the Company’s major financial risk exposures and reports its findings to our board of directors in connection with our board of directors’ risk oversight review.

Compensation Committee Information

Our compensation committee is currently comprised of Kenneth McSweeney (chairman), Walter Paulick and Eric Rosenfeld (collectively, our “Compensation Committee”), each an independent director under the NYSE Amex listing standards. Our board of directors has adopted a written compensation committee charter, which was last reviewed by the Compensation Committee on February 22, 2012. The responsibilities of our Compensation Committee include:

•	establishing the general compensation policy for our executive officers, including the chief executive officer;
•	reviewing the compensation paid to non-employee directors and making recommendations to the board for any adjustments;
•	administering our stock option and performance equity plans and determining who participates in the plans, establishing performance goals, if any, and determining specific grants and bonuses to the participants; and
•	ensuring that any compensation plan for key executives does not encourage undue risk-taking.

Our Compensation Committee held three meetings this year to review, discuss and make any necessary changes to our executive and non-employee director compensation. Our Compensation Committee makes all final determinations with respect to compensation of executive officers, considering, among other things, its assessment of the value of each executive officer’s contribution to the Company, the Company’s financial performance during recent fiscal years in light of prevailing business conditions and the Company’s goals for the ensuing fiscal year. Our Compensation Committee considers recommendations from our chief executive officer relating to the compensation of our other executive officers. For a complete discussion of our Compensation Committee’s polices and procedures respecting executive compensation of our Named Executive Officers, please see the “Compensation Discussion and Analysis” below.

Our Compensation Committee did not engage the services of a compensation consultant in the last fiscal year, and has not engaged such consultant this fiscal year to date. However in the future, our Compensation Committee may utilize the services of third parties, including subscriptions to executive compensation surveys and other databases, to assist with their review of compensation for executive officers. Our Compensation Committee is charged with performing an annual review of the compensation of our executive officers to determine whether they are provided with adequate incentives and motivation, and whether they are compensated appropriately in accordance with our compensation policies.

Audit Committee Information and Report

Our audit committee is currently comprised of Harvey J. Bazaar (chairman), Walter Paulick, and Kenneth McSweeney. During the year ended December 31, 2011, our audit committee held six meetings. All of the members of our audit committee are “independent directors”, as defined under the NYSE Amex listing standards and are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Financial Expert on Audit Committee

We must certify to the NYSE Amex that our audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Our board of directors has determined that Harvey J. Bazaar’s qualifications satisfy the NYSE Amex’s definition of financial sophistication and also qualify him as an “audit committee financial expert,” as defined under the rules and regulations of the Securities and Exchange Commission.

Audit Committee Report

Our board of directors has a written audit committee charter. Our audit committee charter, which is reviewed annually, was last reviewed on February 29, 2012. According to our audit committee charter, our audit committee’s responsibilities include, among other things:

•	meeting with the independent auditor prior to the audit to review the scope, planning and staffing of the audit;
•	reviewing and discussing with management and our independent auditor the annual audited financial statements, and recommend to the board whether the audited financial statements should be included in our Form 10-K;
•	reviewing and discussing with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statement;
•	discussing with management and our independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	discussing with management the Company’s earnings press releases generally, including the use of “pro forma” or “adjusted” non-GAAP information, and financial information and earnings guidance provided to analysts and rating agencies;
•	discussing with management and our independent auditor the effect on our financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures;
•	discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;
•	discussing with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management;
•	reviewing disclosures made to our audit committee by our chief executive officer and chief financial officer during their certification process for our Form 10-Ks and Form 10-Qs about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;
•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing our independent auditor;
•	determining the compensation and oversight of the work of our independent auditor (including resolution of disagreements between management and our independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and
•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or reports which raise material issues regarding our financial statements or accounting policies.

Management has reviewed the audited financial statements in the Company’s annual report on Form 10-K with our audit committee, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of our audit committee asked for management’s representations and reviewed certifications prepared by the chief executive officer and chief financial officer that the unaudited quarterly and audited financial statements of the Company fairly present, in all material respects, the financial condition and results of operations of the Company.

In performing all of these functions, our audit committee acts only in an oversight capacity. The committee reviews the Company’s annual reports and generally reviews its quarterly reports prior to filing with the Securities and Exchange Commission. In its oversight role, our audit committee relies on the work and assurances of the Company’s management, which has the responsibility for financial statements and reports, and of our independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles. Our audit committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to our audit committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and our audit committee has reviewed and discussed the financial statements with management and our independent registered public accounting firm. Our audit committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company’s independent registered public accounting firm also provided our audit committee with the written disclosures required by Independence Standard Board Standard No. 1 (Independence Discussions with Audit Committees) and our audit committee discussed with our independent registered public accounting firm and management the auditor’s independence, including with regard to fees for services rendered during the fiscal year and for all other professional services rendered by the Company’s independent registered public accounting firm. In reliance on these reviews and discussions and the report of our independent registered public accounting firm, our audit committee recommended to our board of directors, and the board has approved, that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Members of our Audit Committee:

Harvey J. Bazaar (chairman)
Walter Paulick
Kenneth McSweeney

Nominating and Corporate Governance Committee Information

Our board of directors has a nominating and corporate governance committee comprised of Walter Paulick (chairman), Kenneth McSweeney and Eric Rosenfeld, each an independent director under the NYSE Amex listing standards. Our nominating and corporate governance committee held one meeting during 2011. Our nominating and corporate governance committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors, and for developing and recommending corporate governance guidelines. Our nominating and corporate governance committee considers persons identified by its members, management, shareholders, investment bankers and others.

Our board of directors has adopted a written charter and established guidelines for corporate governance, the selection of director nominees and a method by which shareholders may propose to our nominating and corporate governance committee candidates for selection as nominees for director. On February 22, 2012, the nominating and corporate governance committee reviewed its charter, the guidelines for corporate governance and criteria for the selection of director nominees.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees generally provide that persons to be nominated should be accomplished in his or her field with a reputation that is consistent with that of the Company, have relevant experience and expertise, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company and be able to promote a diversity of views based on the person’s education, experience and professional employment. Our nominating and corporate governance committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent shareholder interests. Our nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. Our nominating and corporate governance committee does not distinguish among nominees recommended by shareholders and other persons.

Procedure for Shareholders to Recommend Director Candidates

Shareholders and others who wish to recommend candidates to our nominating and corporate governance committee for consideration as directors must submit their written recommendations to our nominating and corporate governance committee and include all of the information described in the section “2013 Annual Meeting Shareholder Proposals and Nominations.”

Our nominating and corporate governance committee recommended to our board of directors to nominate Walter Paulick and Eric S. Rosenfeld for re-election as Class II directors. Our nominating and corporate governance committee did not receive proposals from any shareholders or others for suggested director candidates.

Guidelines for Corporate Governance

Our corporate governance guidelines are intended to ensure that the board of directors has the necessary authority and practices in place to review and evaluate the Company’s business operations and to make decisions that are independent of the Company’s management. The corporate governance guidelines also are intended to align the interests of the Company’s directors and management with those of the Company’s stockholders. The guidelines establish the practices the board of directors follows with respect to the obligations of the board and each director; board composition and selection; board meetings and involvement of senior management; chief executive officer performance evaluation and succession planning; board committee composition and meetings; director compensation; director orientation and education; and director access to members of management and to independent advisors.

The corporate governance guidelines were adopted by the board of directors in 2010 and are to be reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The guidelines were last reviewed February 22, 2012. The guidelines comply with corporate governance requirements contained in the listing standards of the NYSE Amex and enhance the Company’s corporate governance policies.

Strategic Planning Committee Information

Our strategic planning committee is currently comprised of Eric Rosenfeld (chairman) and Edward J. Fred. The main role of the strategic planning committee is to evaluate and analyze strategic options for the Company. The strategic planning committee held no formal meetings in 2011.

EXECUTIVE COMPENSATION

PROPOSAL 2 — SAY ON PAY

At the 2012 annual meeting, shareholders will vote on the following resolution:

RESOLVED, that the shareholders of CPI Aerostructures, Inc. approve, on an advisory basis, the compensation of CPI Aerostructures, Inc.’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which include the Compensation Discussion and Analysis, the compensation tables and related narrative discussion).

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), and rules promulgated by the Securities and Exchange Commission thereunder, enable our shareholders to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the Securities and Exchange Commission’s rules. Our compensation policies are intended to ensure that executive compensation is competitive yet reasonable, supportive of organizational objectives and shareholder interests and designed to align the interests of executive officers with the Company’s long-term performance and increase shareholder value. A detailed explanation of our policies and procedures in determining executive compensation is found below under the heading “Compensation Discussion and Analysis” and specific information regarding the current compensation of our Named Executive Officers is found in the compensation tables included below.

The Say on Pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation policies and practices described in this proxy statement. We believe that the executive compensation as disclosed in our Compensation Discussion and Analysis, tabular disclosures and other narrative executive compensation disclosure in this proxy statement aligns with our compensation philosophy.

The Say on Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. As a matter of policy, the Compensation Committee has decided to include the results of the most recent Say on Pay vote when making compensation decisions and reviewing its compensation policies and practices.

THE BOARD RECOMMENDS A VOTE
“FOR” THE APPROVAL OF THE COMPANY’S COMPENSATION
OF ITS NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 — FREQUENCY OF SAY ON PAY VOTE

Shareholders will also vote on the following resolution:

RESOLVED, that the shareholders of CPI Aerostructures, Inc. determine, on an advisory basis, that the frequency with which the shareholders of CPI Aerostructures, Inc. should have an advisory vote on the compensation of CPI Aerostructures, Inc.’s named executive officers as described in the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in CPI Aerostructures, Inc.’s annual meeting proxy statement is:

Choice 1 — every year;

Choice 2 — every two years;

Choice 3 — every three years; or

Choice 4 — abstain from voting.

At least once every six years, Dodd-Frank enables our shareholders to indicate how frequently they believe we should conduct a Say on Pay vote (as such vote is described above) (“Frequency” vote). After careful consideration, we have determined that a three-year cycle is consistent with our policies and practices for evaluating and determining compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis, and will allow our board of directors and Compensation Committee to engage with investors to understand any concerns about executive compensation and meaningfully implement any desired changes to our compensation policies and practices.

Like the Say on Pay vote, the Frequency vote is not binding on the Company, the Compensation Committee or our board of directors. The Compensation Committee and board of directors have decided to account for the results of the most recent Frequency vote when making a decision regarding how often to hold Say on Pay votes. We, however, may choose to hold Say on Pay votes less frequently than the option chosen by shareholders if we determine that it is in the best interest of the shareholders and the Company.

THE BOARD RECOMMENDS A VOTE
FOR “THREE” YEARS ON THE PROPOSAL RECOMMENDING
THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.

Compensation Discussion and Analysis

Overview

The Compensation Committee is composed of Kenneth McSweeney (Chairman), Eric Rosenfeld and Walter Paulick, each of whom is an independent director under NYSE Amex standards. The Compensation Committee oversees the compensation and employee benefit plans and practices of the Company, including its executive and non-employee director compensation plans. The Compensation Committee’s goal is to ensure that executive compensation is competitive yet reasonable, supportive of organizational objectives and shareholder interests and designed to align the interests of executive officers with the Company’s long-term performance and increase shareholder value.

This Compensation Discussion and Analysis concerns the compensation of Edward J. Fred our Chief Executive Officer, Douglas McCrosson our Chief Operating Officer and Vincent Palazzolo our Chief Financial Officer, together our Named Executive Officers.

No changes were made to the Company’s compensation policies or practices with respect to the Named Executive Officers in the fiscal year ended December 31, 2011. For the first time this year, our shareholders are provided with two advisory votes regarding executive compensation. The Compensation Committee has opted to include, as part of its practices going forward, consideration of the results of shareholder advisory votes regarding compensation when reviewing compensation and making compensation decisions.

Under current management, the Company has achieved significant growth — from revenue of $24.0 million in 2002 to $74.1 million in 2011. The Company’s record revenue in 2011 was 68% higher than the Company’s previous record revenue set in 2010. The Company has not only increased its revenue, but has also diversified its customer base to include both commercial and military contracts and subcontracts. In 2011, the Company also received a record amount of new contract awards totaling $83.6 million, which is 35% higher than the Company’s 2010 record.

The Compensation Committee believes that the incentives provided by the Company’s compensation policies with respect to the Named Executive Officers have contributed significantly to the Company’s record performance. We also believe that the current compensation structure for the Named Executive Officers strikes an appropriate balance between maintaining competitive, yet reasonable, compensation levels and aligning pay with performance.

In November 2011, the Company extended the term of the employment agreements with each of Messrs. Fred, McCrosson and Palazzolo (the “Employment Agreement(s)”). Each of the Employment Agreements, as amended, provides for three primary compensation components: Base Salary, a Performance-Based Annual Bonus and Perquisites and Other Personal Benefits, each of which is discussed in detail below.

Compensation Policies and Practices

The Compensation Committee met three times during 2011 to review and discuss executive compensation matters. It has been the Company’s practice to enter into three-year Employment Agreements with our Named Executive Officers and, if considered appropriate by our Board of Directors, to extend the term of the Employment Agreements for two additional years in the fourth quarter of the year prior to their expiration. In November 2011, the Board determined to extend the termination date of each Employment Agreement from December 31, 2012 to December 31, 2014. Accordingly, the Compensation Committee considered and determined the Named Executive Officers’ compensation for 2013 and 2014.

Determinations of executive compensation are not based on a rigid formula, but a focus on both objective and subjective factors that the Compensation Committee believes indicative of a Named Executive Officer’s success as an officer of the Company. The Compensation Committee considers its assessment of the value of each Named Executive Officer’s contribution to the Company, the Company’s financial performance during recent fiscal years in light of prevailing business conditions, the Company’s goals for the ensuing fiscal year, prevailing compensation levels of the chief executive officer at companies considered to be comparable to the Company and, with respect to each of Messrs. McCrosson and Palazzolo, their total compensation relative to Mr. Fred’s total compensation.

As mentioned above, the Compensation Committee will, going forward, also consider any recent shareholder approval votes of with respect to executive compensation. The Compensation Committee considers recommendations, if any, from our chief executive officer relating to the compensation of our other executive officers. We currently do not use any compensation consultants.

Compensation Components

Base Salary. In addition to the factors addressed above, the Compensation Committee focuses on whether the base salary of each Named Executive Officer is commensurate with the level of responsibility his position entails and with his experience. When determining base salary, the Compensation Committee endeavors to maintain a balance in the range of base salaries of the Named Executive Officers and their respective responsibilities.

Each of the Employment Agreements of Mr. Fred, Mr. McCrosson and Mr. Palazzolo provides for an annual base salary, for each year covered by such agreement, as follows:

Executive Officer	2011 ($)	2012 ($)	2013 ($)	2014 ($)
Edward J. Fred	350,000	364,000	378,500	395,000
Douglas McCrosson	220,000	240,000	253,000	265,000
Vincent Palazzolo	234,000	243,300	253,000	263,000

In November 2011, the annual base salary amounts for 2013 and 2014 were set by amendment to each Named Executive Officer’s Employment Agreement as part of the Company’s decision to extend the term of the Employment Agreements. For each additional year, the base salary for Messrs. Fred and Palazzolo will increase by approximately 4% a year having determined that this is consistent with anticipated salary increases Company-wide, with the performance of the Company under the current management and with industry norms. Mr. McCrosson’s base salary increases are at a slightly higher rate (approximately 5%) to account for the substantial responsibility undertaken by Mr. McCrosson as Chief Operating Officer and to ensure the relative balance between the Named Executive Officers and their responsibilities.

Performance-Based Annual Bonus.  Each of the Employment Agreements of Messrs. Fred, McCrosson and Palazzolo provide for an annual non-discretionary bonus based on changes in our revenues and earnings before interest, taxes, depreciation, and amortization (“EBITDA”) from the prior year. Per each Employment Agreement, twenty-five percent (25%) of the bonus amount is determined by revenues and seventy-five (75%) by EBITDA. If growth targets are met on both metrics, each executive will receive his baseline bonus. The baseline bonus for Mr. Fred is 65% of 100% of his base salary; the baseline bonus for Mr. McCrosson and Mr. Palazzolo is 45% of 100% of their respective base salaries. The percent of base salary used to calculate the bonus amount decreases or increases depending upon the percent increase or decrease in revenues and EBITDA. For example, if EBITDA and revenues both increase by a 25% margin, then Mr. Fred will receive a bonus equal to (1) 75% of 65% of 110% of his base salary plus (2) 25% of 65% of 110% of his base salary. If EBITDA decreases by 5% and revenues remain the same, then Mr. Fred will receive a bonus equal to (1) 75% of 65% of 50% of his base salary plus (2) 25% of 65% of 75% of his base salary. The performance targets and corresponding percentage of base salary used to calculate the bonus are listed in the table below: The amounts are adjusted pro ratably in the event EBITDA or revenue growth falls between two targets.

Growth	Percent of Base Salary Used to Calculate Bonus Amount
Decrease 15% or Greater	No Bonus
Decrease 10%	75% Decrease
Decrease 5%	50% Decrease
Flat	25% Decrease
Increase 5%	10% Decrease
Increase 10%	Baseline
Increase 15%	5% Increase
Increase 25%	10% Increase
Increase 50%	50% Increase
Increase 100% or Greater	75% Increase

Each executive receives part of his bonus in cash, and the balance in shares of the Company’s common stock valued at the volume weighted average price of the common stock on NYSE Amex for the five consecutive trading days ending two trading days before issuance. Shares of common stock are issued pursuant to the Company’s Performance Equity Plan 2009 (described below). Under Mr. Fred’s Employment Agreement, the first $140,000 of his bonus is paid in cash and the balance is paid half in cash and half in shares of common stock. Under Mr. McCrosson’s and Mr. Palazzolo’s Employment Agreements, the first $75,000 of their respective bonuses are paid in cash and the balance is paid half in cash and half in shares of common stock.

The Compensation Committee reviewed the bonus structure in connection with the November 2011 extension of the Employment Agreements, and concluded that the bonus structure should remain in place as set forth originally in the agreement for the years 2013 and 2014. The Compensation Committee believes that the performance metrics and target growth reflected in the Employment Agreements continue to align with the Company’s and shareholders’ interests. By placing greater emphasis on EBITDA, the bonus award is skewed toward growth as measured by the Company’s profits. The revenue metric provides a counterbalance to incentivize top-line growth, rather than achieving profitability solely through cost-cutting measures.

For 2011, the Compensation Committee determined that there was an increase of 668.568% in EBITDA and 68.5255% in revenues from 2010. Using the above-described calculation, we calculated the 2011 annual bonus for each Named Executive Officer as follows:

Name	Bonus Calculated Based on EBITDA($)	Bonus Calculated Based on Revenues($)	Total Bonus Awarded ($)	Bonus Awarded in Cash($)	Number of Shares Awarded as Bonus (#)(1)
Edward J. Fred	298,594	90,581	389,174	264,587	8,475
Douglas McCrosson	129,938	39,418	169,355	122,178	3,209
Vincent Palazzolo	138,206	41,926	180,132	127,566	3,576

(1)	The shares were valued at $14.70 per share.

Perquisites and Other Personal Benefits.  We maintain various employee benefit plans, including medical, dental, life and disability, and these plans are available to all of the Company’s key employees. Each Named Executive Officer is reimbursed for expenses related to the use of an automobile to be used in connection with Company business. Such expenses include lease and insurance costs, repairs and maintenance. The Company maintains a limited country club membership that is made available to key employees, including the Named Executive Officers.

The Compensation Committee reviewed the perquisites and other personal benefits provided to the Named Executive Officers in connection with the November 2011 extension of the Employment Agreements. Such benefits constitute a small percentage of each of the Named Executive Officer’s total compensation package. The Compensation Committee believes that such benefits are standard in our industry for executive officers at this level. Accordingly, the Compensation Committee concluded that the current perquisites and personal benefits provided to the Named Executive Officers are appropriate because such benefits are necessary to compete with other employers in our industry to attract and retain talented executives.

Termination and Change in Control Provisions

Mr. Fred’s Employment Agreement provides that if, during the employment term, we terminate Mr. Fred without “cause” or he terminates his employment for “good reason” (as such terms are defined therein), we will be required to pay him his base salary through the end of the employment term and provide medical insurance coverage until June 30, 2016. Each of Mr. McCrosson’s and Mr. Palazzolo’s Employment Agreements provide that if, during the employment term, we terminate him without “cause” or he terminates his employment for “good reason” (as such terms are defined therein), we will be required to pay each of Mr. Palazzolo or Mr. McCrosson his base salary through the end of the employment term. We believe such termination payments are reasonable and appropriate in light of non-competition provisions in the executives’ Employment Agreements, which prohibit them from competing with the Company for a period of two years following their employment with us.

Mr. Fred’s employment agreement contains an additional provision, which provides for certain compensation in the event of a change of control (as such term is defined in the Employment Agreement) that occurs prior to a termination by us without “cause” or by Mr. Fred for “good reason.” In such event and at Mr. Fred’s option, in lieu of the above-discussed compensation, we will pay him a lump sum equal to 2.99 times the lesser of (a) the total compensation (including salary and bonus) earned by him during the last full calendar year of his employment or (b) the average of his total compensation (including salary and bonus) for the five (5) calendar years ending before the change of control. We believe that providing Mr. Fred with benefits in the face of a change of control will help us retain him and most importantly, ensure his objectivity in connection with any potential transaction.

Other Compensation Matters

Risk Assessment.  The Compensation Committee has also reviewed whether the Company’s compensation policies and practices might encourage inappropriate risk taking by the Company’s Named Executive Officers. The Compensation Committee determined that the current compensation structure aligns the Named Executive Officers’ interests with those of the Company without providing rewards for excessive risk-taking by awarding a mix of fixed and performance-based compensation, with the performance-based compensation structure counterbalancing revenue and EBITDA goals, as discussed above.

Tax Considerations.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million. Certain performance-based compensation, however, is specifically exempt from the deduction limit. At this time, the Compensation Committee has not taken steps to qualify compensation for deductibility primarily because at current base salaries and bonus potential, it is unlikely that any of our Named Executive Officers would exceed the $1 million limit in a given year.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
Kenneth McSweeney, Chairman of the Compensation Committee
Eric Rosenfeld
Walter Paulick

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an executive officer or employee of the Company, or had any relationships requiring disclosure by the Company under the Securities and Exchange Commission’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of our Compensation Committee during 2011.

Summary Compensation Table

The following table sets forth the compensation paid or earned by each of our Named Executive Officers for each of the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(2)	All Other ($)		Total ($)
Edward J. Fred Chief Executive Officer and President	2011	350,000	124,587	(3)	—		264,587	36,753	(4)	775,927
	2010	337,080	—		—		41,396	35,927	(5)	405,918
	2009	318,000	72,061	(6)	—		212,062	31,338	(7)	625,117
Vincent Palazzolo Chief Financial Officer	2011	234,000	52,566	(8)	—		127,566	16,604	(9)	430,736
	2010	225,000	—		—		19,130	5,790	(10)	244,130
	2009	216,300	29,403	(11)	31,492	(13)	104,403	6,511	(12)	381,598
Douglas McCrosson Chief Operating Officer(14)	2011	220,000	47,178	(15)	48,251	(13)	122,178	17,785	(16)	455,391
	2010	190,000	—		48,251	(13)	12,564	22,857	(17)	267,810

(1)	Reflects actual base salary amounts paid for each of the years indicated.
(2)	Represents amounts awarded in cash to our Named Executive Officers as part of their performance-based annual bonus in accordance with the terms of each Named Executive Officer’s employment agreement as discussed in the “Compensation Discussion and Analysis” above. Awards were earned in the year provided, but were not made until the first quarter of the next fiscal year.
(3)	Represents 8,475 shares of common stock awarded as part of Mr. Fred’s performance-based annual bonus calculated pursuant to the terms of Mr. Fred’s amended and restated employment agreement dated December 16, 2009. The shares of common stock were valued at $14.70 per share. The award was earned in 2011, but was not made until the first quarter of the next fiscal year.

(4)	Represents (a) $14,239 for a portion of an automobile lease, insurance and maintenance attributable to personal use, (b) $10,872 for life insurance premiums paid by us for the benefit of Mr. Fred, (c) $1,821 for disability insurance premiums paid by us for the benefit of Mr. Fred and (d) $9,820 in Company 401(k) contributions.
(5)	Represents (a) $14,749 for a portion of an automobile lease, insurance, and maintenance attributable to personal use, (b) $10,872 for life insurance premiums paid by us for the benefit of Mr. Fred, (c) $1,821 for disability insurance premiums paid by us for the benefit of Mr. Fred and (d) $8,485 in Company 401(k) contributions.
(6)	Represents 10,700 shares of common stock awarded as part of Mr. Fred’s performance-based annual bonus as calculated pursuant to the terms of Mr. Fred’s employment agreement dated July 18, 2007. The shares of common stock were valued at $6.73 per share. The award was earned in 2009, but was not made until the first quarter of the next fiscal year.
(7)	Represents (a) $12,122 for a portion of an automobile lease, insurance, and maintenance attributable to personal use, (b) $10,872 for life insurance premiums paid by us for the benefit of Mr. Fred and (c) $8,344 in Company 401(k) contributions.
(8)	Represents 3,576 shares of common stock awarded as part of Mr. Palazzolo’s performance-based annual bonus calculated pursuant to the terms of Mr. Palazzolo’s employment agreement dated December 16, 2009. The shares of common stock were valued at $14.70 per share. The award was earned in 2011, but was not made until the first quarter of the next fiscal year.
(9)	Represents (a) $7,422 for a portion of an automobile lease, insurance and maintenance attributable to personal use, (b) $2,859 for disability insurance premiums paid by us for the benefit of Mr. Palazzolo and (c) $6,333 in Company 401(k) contributions.
(10)	Represents Company 401(k) contributions.
(11)	Represents 4,366 shares of common stock awarded as part of Mr. Palazzolo’s performance-based annual bonus calculated pursuant to the terms of Mr. Palazzolo’s amended and restated employment agreement dated December 1, 2006. The shares of common stock were valued $6.73 per share. The award was earned in 2009, but was not made until the first quarter of the next fiscal year.
(12)	Represents Company 401(k) contributions.
(13)	The assumptions related to the valuation of our stock options are disclosed in Note 9 of our audited financial statements for the year ended December 31, 2011 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2012.
(14)	Mr. McCrosson became the Company’s Chief Operating Officer on January 1, 2010. Before that date, he was not a named executive officer of the Company.
(15)	Represents 3,209 shares of common stock awarded as part of Mr. McCrosson’s performance-based annual bonus calculated pursuant to the terms of Mr. McCrosson’s employment agreement dated December 16, 2009. The shares of common stock were valued at $14.70 per share. The award was earned in 2011, but was not made until the first quarter of the next fiscal year.
(16)	Represents (a) $11,273 for a portion of an automobile lease, insurance and maintenance attributable to personal use and (b) $6,512 in Company 401(k) contributions.
(17)	Represents (a) $16,995 for a portion of an automobile lease, insurance and maintenance attributable to personal use and (b) $5,862 in Company 401(k) contributions.

Grants of Plan-Based Awards

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
Name	Threshold ($)(3)	Target ($)(4)	Maximum ($)(5)	Threshold ($)(3)	Target ($)(4)	Maximum ($)(5)
Edward J. Fred	1,451	183,750	269,063	—	43,750	129,062
Vincent Palazzolo	671	90,150	129,638	—	15,150	54,637
Douglas McCrosson	632	87,000	124,125	—	12,000	49,125

(1)	These columns represent the estimated portion of performance-based annual bonus to be paid in cash required by the employment agreements that were effective in fiscal year 2011 between each of the Company’s Named Executive Officers and the Company. The material terms of the performance-based annual bonuses, including the applicable thresholds and percentages, are described under “Compensation Discussion and Analysis” above. The actual performance-based annual bonuses payable in cash are reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.
(2)	These columns represent the estimated portion of performance-based annual bonus to be paid in stock required by the employment agreements that were effective in fiscal year 2011 between each of the Company’s Named Executive Officers and the Company. The amount of stock to be awarded is calculated as a dollar amount first and then converted to stock, valuing the shares at the volume weighted average price of the common stock on NYSE Amex for the five consecutive trading days ending two trading days before issuance. Per the employment agreements, such stock is issued on March 10th (or the next business day thereafter) of the next fiscal year. The material terms of the performance-based annual bonuses, including the applicable thresholds and percentages, are described under “Compensation Discussion and Analysis” above. The actual performance-based annual bonuses payable in stock are reflected in the “Stock Awards” column in the Summary Compensation Table above.
(3)	The amounts in these columns reflect the minimum amount of performance-based annual bonuses to be awarded under the employment agreements. This amount is paid if there is a decline of 15% or more in EBITDA and a decline of 14.49% in revenue.
(4)	The amounts in these columns are the “baseline” bonuses to be awarded if 10% growth is achieved on both performance metrics (EBITDA and revenues).
(5)	The amounts in these columns are awarded if 100% or more growth is achieved on both performance metrics (EBITDA and revenues).

Compensation Arrangements for Named Executive Officers

Edward J. Fred

On December 16, 2009, we entered into an amended and restated employment agreement with Edward J. Fred, which provides for Mr. Fred to continue to serve as our President and Chief Executive Officer until December 31, 2012. Per the agreement, Mr. Fred’s annual base salary was $350,000 for 2011 and will increase to $364,000 for 2012. On November 4, 2011, we amended our employment agreement with Mr. Fred to extend his contract through December 31, 2014. As amended, Mr. Fred’s base salary will be $378,500 and $395,000 during 2013 and 2014, respectively. Mr. Fred receives a performance-based annual bonus for reaching certain growth targets measured by EBITDA and revenue. The manner of calculating and paying such bonus is set forth in the “Compensation Discussion and Analysis” above. For the year ended December 31, 2011, Mr. Fred’s performance-based compensation was $264,587 of cash and 8,475 shares of common stock, valued at $124,587 ($14.70 per share). For the year ended December 31, 2010, Mr. Fred’s performance-based compensation was $41,396 paid all in cash. For the year ended December 31, 2009, Mr. Fred’s performance-based compensation was $212,062 of cash and 10,700 shares of common stock, valued at $72,061 ($6.73 per share).

Under the agreement, Mr. Fred is prohibited from disclosing confidential information about us and he has agreed not to compete with us during the term of his employment and for two years thereafter. Mr. Fred’s employment agreement also provides for certain termination and change in control payments addressed in the section below entitled “Payments Upon Termination or Change in Control.”

Vincent Palazzolo

On December 16, 2009, we entered into an employment agreement with Vincent Palazzolo, which provides for Mr. Palazzolo to continue to be employed as our Chief Financial Officer until December 31, 2012. Per the agreement, Mr. Palazzolo’s annual base salary was $234,000 for 2011 and will increase to $243,300 for 2012. On November 4, 2011, we amended our employment agreement with Mr. Palazzolo to extend his term through December 31, 2014. As amended, Mr. Palazzolo’s base salary will be $253,000 and $263,000 during 2013 and 2014, respectively. Mr. Palazzolo receives a performance-based annual bonus for reaching certain growth targets measured by EBITDA and revenue. The manner of calculating and paying such bonus is set forth in the “Compensation Discussion and Analysis” above. For the year ended December 31, 2011, Mr. Palazzolo’s performance-based compensation was $127,566 of cash and 3,576 shares of common stock, valued at $52,566 ($14.70 per share). For the year ended December 31, 2010, Mr. Palazzolo’s performance-based compensation was $19,130 paid all in cash. For the year ended December 31, 2009, Mr. Palazzolo’s performance-based compensation was $104,403 of cash and 4,366 shares of common stock, valued at $29,403 ($6.73 per share).

Under the agreement, Mr. Palazzolo is prohibited from disclosing confidential information about us and he has agreed not to compete with us during the term of his employment and for two years thereafter. Mr. Palazzolo’s employment agreement does not contain any change in control provisions, but does provide for certain termination payments addressed in the section below entitled “Payments Upon Termination or Change in Control.”

Douglas McCrosson

On December 16, 2009, we entered into an employment agreement with Douglas McCrosson, which provides for Mr. McCrosson to be employed as our Chief Operating Officer from January 1, 2010 until December 31, 2012. Mr. McCrosson’s annual base salary was $220,000 for 2011 and will increase to $240,000 for 2012. On November 4, 2011, we amended our employment agreement with Mr. McCrosson to extend his term through December 31, 2014. Mr. McCrosson’s base salary will be $253,000 and $265,000 during 2013 and 2014, respectively. Mr. McCrosson receives a performance-based annual bonus for reaching certain growth targets measured by EBITDA and revenue. The manner of calculating and paying such bonus is set forth in the “Compensation Discussion and Analysis” above. For the year ended December 31, 2011, Mr. McCrosson’s performance-based compensation was $122,178 of cash and 3,209 shares of common stock, valued at $47,178 ($14.70 per share). For the year ended December 31, 2010 Mr. McCrosson’s performance-based compensation was $12,564 paid all in cash.

Under the agreement, Mr. McCrosson is prohibited from disclosing confidential information about us and he has agreed not to compete with us during the term of his employment and for two years thereafter. Mr. McCrosson’s employment agreement does not contain any change in control provisions, but does provide for certain termination payments addressed in the section below entitled “Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding option awards as of December 31, 2011 for each named executive officer.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Edward J. Fred	100,000		0	6.35	6/18/2012
Chief Executive Officer and President
Vincent Palazzolo	50,000		0	10.48	5/16/2014
Chief Financial Officer	25,000		0	6.75	11/30/2016
Douglas McCrosson	50,000		0	6.97	5/4/2013
Chief Operating Officer	25,000	(1)	0	6.60	3/31/2019

(1)	Option was granted on April 1, 2009.

Option Exercises in 2011

The following table sets forth certain information concerning option exercises by our named executive officers during the year ended December 31, 2011.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)($)
Edward J. Fred	100,000	$1,287,000
Vincent Palazzolo	—	—
Douglas McCrosson	—	—

(1)	Based on the difference between the market price of our Common Stock on the date of exercise and the exercise price.

Potential Payments Upon Termination or Change in Control

Employment Agreements entered into by the Company with Messrs. Fred, Palazzolo and McCrosson provide for varying types and amounts of payments and additional benefits upon termination of employment during the term of such Employment Agreements, depending on the circumstances of the termination.

•	Death. In the event that any of our Named Executive Officers employment terminates by his death, we will pay to his estate an amount equal to (a) base salary due through date of death, (b) all earned and approved, but unpaid bonus for any year prior to the year of termination, (c) all valid expense reimbursements and (d) all accrued but unused vacation pay. We will also pay to Mr. Fred and Mr. Palazzolo, in the event of termination by such executive’s death, any bonus which would have been paid for the year of his termination on a prorated basis by multiplying the full amount of such bonus by the number of full calendar months he worked in the termination year divided by 12. A “full calendar month” for this purpose means any month such executive worked at least 2 weeks.
•	Disability. We may terminate any of our Named Executive Officers if, by reason of illness or incapacity, such Named Executive Officer fails to perform his duties contemplated by the agreement for a period of 6 months consecutively. Such termination will be made by written notice and constitute a termination by reason of disability. The Company shall pay to the Named Executive Officer so terminated an amount equal to (a) base salary due through date of termination, (b) all earned and approved, but unpaid bonus for any year prior to the year of termination, (c) all valid expense reimbursements and (d) all accrued but unused vacation pay. We will also pay to Mr. Fred and Mr. Palazzolo, in the event of termination by such executive’s disability, any bonus which would have been paid for the year of his termination on a prorated basis by multiplying the full amount of such bonus by the number of full calendar months he worked in the termination year divided by 12. A “full calendar month” for this purpose means any month such executive worked at least 2 weeks.
•	By Company for “Cause”. If the Company terminates any of our Named Executive Officers by written notice for “cause”, such Named Executive Officer will receive only (a) his base salary through the date of termination, (b) valid expense reimbursements and (c) any unused vacation through the date of termination required by law to be paid. Generally, “cause” as defined in the Employment Agreements means (i) a failure by such person to carry out his duties as an officer that are material to the performance of his position, (ii) a material breach of the Employment Agreement, (iii) fraud or dishonesty in any dealings or business related to the Company or (iv) conviction of a felony under federal or state law. Named Executive Officers must be given the opportunity to eliminate a problem giving rise to “cause” within 30 days’ notice that such problem exists, but no Named Executive Officer is entitled to more than two such periods to cure in any 12 month period.
•	By Executive with “Good Reason”. Upon proper notice, if a Named Executive Officer terminates his employment for “good reason”, we must pay an amount equal to (a) his base salary through the end of the his employment term, (b) all earned and previously approved but unpaid bonuses, (c) all valid expense reimbursements, plus (d) all accrued but unused vacation pay. Only for Mr. Fred, the Company must also provide the same medical insurance covering him as of the date of termination through June 30, 2016. “Good Reason” generally means (i) a demotion by way of a materially adverse change in his duties, responsibilities or title, (ii) material breach by the Company of the Employment Agreement, (iii) failure by the Company to make a payment to the Named Executive Officer when such payment is due or (iv) liquidation, bankruptcy or receivership of the Company. The Company must be given the opportunity to correct any problem identified as “good reason” within 30 days of being notified of such problem, but shall not be entitled to more than two such periods to cure in any 12 month period.
•	By Company without “Cause”. If the Company terminates a Named Executive Office without “cause”, we generally must pay an amount equal to (a) his base salary through the end of the his employment term, (b) all earned and previously approved but unpaid bonuses, (c) all valid expense reimbursements, plus (d) all accrued but unused vacation pay. Only for Mr. Fred, the Company must also provide the same medical insurance covering him as of the date of termination through June 30, 2016.
•	By Executive without Reason. If Mr. Fred terminates his employment for any reason with 75 days notice to the Company, we must pay him an amount equal to (a) base salary due through date of termination, (b) any bonus which would have been paid for the year of his termination on a prorated basis by multiplying the full amount of such bonus by the number of full calendar months he worked in the termination year divided by 12, (c) all earned and approved, but unpaid bonus for any year prior to the year of termination, (d) all valid expense reimbursements and (e) all accrued but unused vacation pay. A “full calendar month” for this purpose means any month Mr. Fred worked at least 2 weeks.
•	Change in Control. In the event of a change of control prior to a termination by the Company without “cause” or by Mr. Fred for “good reason,” then, at Mr. Fred’s option, in lieu of the above compensation and benefits, we will pay him an amount equal to 2.99 times the lesser of (a) the total compensation (including salary and bonus) earned by him during the last full calendar year of his employment or (b) the average of his total compensation (including salary and bonus) for the five (5) calendar years before the change of control. Such payment will be made in two installments — the first to be paid on his date of termination, the remainder to be paid 6 months after the date of termination. A “change in control” occurs when any person or entity other than the Company and/or any officers or directors of the Company as of the date of his Employment Agreement acquires securities of the Company (in one or more transactions) having 50% or more of the total voting power of all the Company’s securities then outstanding.

Neither Mr. Fred nor Mr. Palazzolo have a duty to mitigate awards payable under the above conditions and any compensation paid from any source other than the Company does not offset or terminate the Company’s obligations to make such payments. Mr. McCrosson does not have a duty to mitigate the above-described payments, however, if he receives a payment for (a) termination by the Company without cause or (b) termination by him for good reason, then any compensation paid to him from sources other than the Company will offset or terminate the Company’s obligation to make such payment.

The following table summarizes the amounts potentially payable upon termination of employment for each of Messrs. Fred, Palazzolo and McCrosson assuming termination occurred on December 31, 2011. For purposes of presenting amounts payable over a period of time (e.g., salary continuation), the amounts are shown as a single total but not as a present value (i.e., the single sum does not reflect any discount).

Name	Death or Disability ($)	By Company for Cause ($)	By Executive for Good Reason or By Company without Cause ($)	By Executive without Reason ($)	Change in Control ($)
Edward J. Fred	389,174	—	1,565,398	389,174	1,740,136
Vincent Palazzolo	180,132	—	939,432	—	—
Douglas McCrosson	169,356	—	927,356	—	—

Equity Award Plans

Performance Equity Plan 2009.  The Performance Equity Plan 2009 authorizes the grant of 500,000 stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options, and other stock-based awards. As of December 31, 2011, 139,715 options/shares had been granted under this plan. As of April 23, 2012, 345,625 common shares remain available for grant.

Performance Equity Plan 2000.  The Performance Equity Plan 2000 authorizes the grant of 1,230,000 stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options, and other stock-based awards. As of December 31, 2010, options to purchase an aggregate of 1,260,333 common shares had been granted under this plan, of which 435,000 options remain outstanding at exercise prices ranging from $5.50 to $8.10 per share. As of April 23, 2012, no additional options/shares may be granted under this plan.

1998 Performance Equity Plan.  The 1998 Performance Equity Plan authorizes the grant of 463,334 stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options, and other stock-based awards. As of December 31, 2010, options to purchase an aggregate of 546,002 common shares had been granted, of which 25,000 remain outstanding at an exercise price of $11.31 per share. As of April 23, 2012, no additional options/shares may be granted under this plan.

1995 Stock Option Plan.  The 1995 Employee Stock Option Plan authorizes the grant of 200,000 stock options and stock appreciation rights. As of December 31, 2010, options to purchase an aggregate of 419,000 common shares had been granted, of which 100,000 remain outstanding at exercise prices ranging from $6.97 to $10.48 per share. As of April 23, 2012, no additional options may be granted under this plan.

Equity Compensation Plan Information

The following table sets forth certain information at December 31, 2011 with respect to our equity compensation plans providing for the issuance of options, warrants, or rights to purchase our securities.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity Compensation Plans Approved by Security Holders	695,000	$8.33	360,285

Compensation of Directors

The following table summarizes the compensation of our directors for the year ended December 31, 2011. Directors who are employees of the Company do not receive separate compensation for their service as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Eric Rosenfeld(2)	60,000	380,345	440,345
Harvey J. Bazaar(3)	30,000	288,050	318,050
Kenneth McSweeney	10,000	115,220	125,220
Walter Paulick	10,000	115,220	125,220

(1)	The assumptions related to the valuation of our stock options are disclosed in Note 9 of our audited financial statements for the year ended December 31, 2011, included in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2012.
(2)	In addition to his regular annual director compensation, Mr. Rosenfeld received $50,000 in cash and was granted 25,000 immediately exercisable options for serving as non-executive chairman of the board. Mr. Rosenfeld received an additional $10,000 for serving as chairman of the strategic planning committee.
(3)	In addition to his regular annual director compensation, Mr. Bazaar received $20,000 in cash and was granted 15,000 immediately exercisable options for serving as chairman of the audit committee.

Per our non-employee director compensation plan in place for fiscal year ended December 31, 2011, each of our non-employee directors received an annual cash fee of $10,000 (payable quarterly) and 10,000 options on April 1, 2011. The audit committee chairman also received an additional annual cash fee of $20,000 (payable quarterly) and an additional 15,000 options on April 1, 2011. The chairman of the strategic planning committee received an additional annual cash fee of $10,000 (payable quarterly). The chairman of the board received an additional annual cash fee of $40,000 (payable quarterly) and an additional 25,000 options on January 1, 2011. Our non-employee directors are reimbursed for the reasonable expenses they incur to attend meetings.

Upon the Compensation Committee’s recommendation, the Board approved a new plan for compensating non-employee directors to commence January 1, 2012. The new plan limits the aggregate annual compensation expense to CPI for non-employee directors to $580,000, as compared to $1,008,835 for 2011. Pursuant to the plan in effect for 2011, non-employee directors were cumulatively paid $110,000 of cash and granted 80,000 stock options per year as compensation for their service on the board of directors. Starting January 1, 2012, the cumulative annual compensation for non-employee directors will be $219,025 of cash plus a grant of a maximum of 60,000 stock options. The number of options will be reduced such that the maximum annual expense to the Company for the stock options, calculated using the Black-Sholes option pricing model, will be $360,975. The annual cash compensation due each director will be payable quarterly as has been the Company’s past practice. The options are awarded on the first business day after January 1st for each year the non-employee director serves on the board of directors.

Pension Benefits

Other than our 401(k) plan, we do not maintain any other plan that provides for payments or other benefits at, following, or in connection with retirement.

Certain Relationships and Related-Party Transactions

Related-Party Policy.  Our Code of Ethics requires us to avoid, wherever possible, all related-party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by our board of directors (or our audit committee). Securities and Exchange Commission rules generally define related-party transactions as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of our common stock, or (c) immediate family member of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. Our audit committee considers all relevant factors when determining whether to approve a related-party transaction, including whether the related-party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related-party’s interest in the transaction. No director may participate in the approval of any transaction in which he or she is a related-party, but that director is required to provide our audit committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire annually that elicits information about related-party transactions. These procedures are intended to determine whether any such related-party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related-Party Transactions.  We did not engage in any related party transactions in the fiscal year ended December 31, 2011 as required to be reported pursuant to rules of the Securities and Commission Exchange.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These reporting persons also are required by regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on the review of the copies of these forms furnished to us and representations that no other reports were required during the year ended December 31, 2011, all filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We propose that the shareholders ratify the appointment of J.H. Cohn LLP as our independent registered public accounting firm for fiscal year 2012 by our audit committee of our board of directors. We expect that representatives of J.H. Cohn LLP will be present at the annual meeting of shareholders and that they will be available to respond to appropriate questions submitted by shareholders at the meeting. J.H. Cohn LLP will have the opportunity to make a statement if they desire to do so.

J.H. Cohn LLP served as our independent registered public accounting firm for fiscal years 2010 and 2011 and billed us for services rendered in those fiscal years as follows:

Audit Fees.  The aggregate fees billed by J.H. Cohn LLP for professional services rendered for the audits of our annual financial statements for the years ended December 31, 2011 and 2010 and review of financial statements included in our quarterly reports on Form 10-Q or services that are normally provided by J.H. Cohn LLP in connection with statutory and regulatory filings or engagements for those periods, were $299,000 and $207,000, respectively.

Audit-Related Fees.  The aggregate fees billed by J.H. Cohn LLP for professional services rendered in connection with our shelf registration statement for the year ended December 31, 2011 were $7,500. The aggregate fees billed by J.H. Cohn LLP for professional services rendered in connection with our registered direct stock offering for the year ended December 31, 2010 were $25,500.

Tax Fees.  The aggregate fees billed by J.H. Cohn LLP for professional services rendered for tax services for the same periods were $25,000 and $22,500, respectively. These tax services consisted of preparation of our federal and state income tax returns for the years ended December 31, 2011 and 2010.

All Other Fees.  The aggregate fees billed by J.H. Cohn LLP for professional services rendered for other services during the same periods, including out of pocket expenses were $3,376 and $2,017, respectively.

Pre-Approval Policies and Procedures.  In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before we engage our independent registered public accountants to render audit or non-audit services, the engagement is approved by our audit committee. Our audit committee approved all of the fees referred to in the sections entitled “Audit Fees,” “Tax Fees” and “All Other Fees” above.

Ratification by the shareholders of the appointment of an independent registered public accounting firm is not required, but our board of directors believes that it is desirable to submit this matter to the shareholders. If a majority of the votes cast at the meeting do not ratify the selection of J.H. Cohn LLP at the meeting, the selection of an independent registered public accounting firm will be reconsidered by our audit committee.

THE BOARD RECOMMENDS A VOTE
“FOR” THE RATIFICATION OF THE APPOINTMENT OF J.H. COHN LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SOLICITATION OF PROXIES

The solicitation of proxies in the enclosed form is made on behalf of our board of directors and we are bearing the cost of this solicitation. In addition to the use of the mails, proxies may be solicited personally or by telephone using the services of directors, officers and regular employees at nominal cost. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by us for expenses incurred in sending proxy material to beneficial owners of our common stock. We have retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in the solicitation of proxies for the annual meeting. We will pay MacKenzie a fee of $5,000 plus reimbursement for reasonable out-of-pocket expenses.

2013 ANNUAL MEETING SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for any shareholder proposal or nominations to be presented at the annual meeting of shareholders to be held in 2013 or to be eligible for inclusion in our proxy statement for such meeting, we must receive it at our principal executive offices by January 11, 2013. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or by proxy at the shareholder meeting and material interest, if any, in the matter being proposed.

Shareholders who wish to recommend to our nominating and corporate governance committee a candidate for election to our board of directors should send their letters to CPI Aerostructures, Inc., 91 Heartland Boulevard, Edgewood, New York 11717, Attention: Nominating and Corporate Governance Committee. The corporate secretary will promptly forward all such letters to the members of our nominating and corporate governance committee. Shareholders must follow certain procedures to recommend to our nominating and corporate governance committee candidates for election as directors. In general, in order to provide sufficient time to enable our nominating and corporate governance committee to evaluate candidates recommended by shareholders in connection with selecting candidates for nomination in connection with our annual meeting of shareholders, the corporate secretary must receive the shareholder’s recommendation no later than thirty days after the end of our fiscal year.

The recommendation must contain the following information about the candidate:

•	Name and age;
•	Current business and residence addresses and telephone numbers, as well as residence addresses for the past 20 years;
•	Principal occupation or employment and employment history (name and address of employer and job title) for the past 10 years (or such shorter period as the candidate has been in the workforce);
•	Educational background;
•	Permission for the Company to conduct a background investigation, including the right to obtain education, employment and credit information;

•	The number of shares of common stock of the Company beneficially owned by the candidate;
•	The information that would be required to be disclosed by the Company about the candidate under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K promulgated by the Securities and Exchange Commission); and
•	A signed consent of the nominee to serve as a director of the Company, if elected.

OTHER SHAREHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

Our board of directors provides a process for shareholders and interested parties to send communications to the board. Shareholders and interested parties may communicate with our board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of CPI Aerostructures, Inc., 91 Heartland Blvd., Edgewood, New York 11717. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

DISCRETIONARY VOTING OF PROXIES

Pursuant to Rule 14a-4 promulgated by the Securities and Exchange Commission, shareholders are advised that our management will be permitted to exercise discretionary voting authority under proxies it solicits and obtains for our 2013 annual meeting of shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, unless we receive notice of such proposal at our principal office in Edgewood, New York, not later than March 23, 2013.

INCORPORATION BY REFERENCE

This proxy statement incorporates by reference certain information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including our audited financial statements and supplementary data, management’s discussion and analysis of financial condition and results of operations and our quantitative and qualitative disclosures about market risk.

OTHER MATTERS

Our board of directors knows of no matter that will be presented for consideration at the meeting other than the matters referred to in this proxy statement. Should any other matter properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors
Vincent Palazzolo, Secretary

Edgewood, New York
May 9, 2012

ANNUAL MEETING OF SHAREHOLDERS OF

# CPI AEROSTRUCTURES, INC.

June 12, 2012

**NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL**:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at http://www.cpiaero.com/ir.php under "Proxy".

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230403000000001000 5 061212

**PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE** ☒

1. Election of the Class II directors (select one of the following):

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL NOMINEES EXCEPT (See instructions below)

NOMINEES:
○ Walter Paulick
○ Eric Rosenfeld

**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark **"FOR ALL NOMINEES EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

| | | | | |
|---|---|---|---|---|
| | FOR | AGAINST | ABSTAIN | |
| 2. Say on Pay: Advisory approval of the compensation of the Company's named executive officers. | ☐ | ☐ | ☐ | |
| | 1 year | 2 years | 3 years | ABSTAIN |
| 3. Frequency of Say on Pay Vote: Advisory selection of the frequency with which the company holds Say on Pay Votes. | ☐ | ☐ | ☐ | ☐ |
| | FOR | AGAINST | ABSTAIN | |
| 4. Ratification of appointment of J.H. Cohn LLP as the Company's independent registered accounting firm. | ☐ | ☐ | ☐ | |

5. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

**I plan on attending the Annual Meeting of Shareholders.** ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.